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                                                                    EXHIBIT 10.1

                              TERMINATION AGREEMENT



     This TERMINATION AGREEMENT (the "Termination Agreement") is made as of this 14th day of September, 2001, by and between MICRO THERAPEUTICS, INC., a Delaware corporation ("MTI") and GUIDANT CORPORATION, an Indiana corporation ("Guidant").

                                 R E C I T A L S

     A. MTI and Guidant previously entered into that certain Distribution Agreement dated November 17, 1997 (as amended on August 17, 1998, July 23, 1999, and August 24, 2000, the "Distribution Agreement"), attached hereto as Exhibit A.

     B. Effective July 26, 2001, MTI experienced a Change in Control Event (as that term is defined in Section 1.4 of the Distribution Agreement), and MTI desires to terminate the Distribution Agreement and to set forth herein all of the outstanding obligations of either party to the other, and Guidant is willing to do so subject to the terms and conditions contained in this Termination Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual terms and conditions hereinafter set forth, Guidant and MTI agree as follows (all capitalized terms not otherwise defined in this Termination Agreement shall have the meaning assigned to them in the Distribution Agreement):

1.   TERMINATION OF DISTRIBUTION AGREEMENT; TRANSITION PERIOD.

     (a) TERMINATION. Notwithstanding anything to the contrary in the Distribution Agreement, including any termination provisions or requirements therein which shall be deemed automatically amended by the mutual agreement of the parties hereto to the extent such provisions are in conflict with the terms hereof, the parties hereto agree that, effective as of December 31, 2001, the Distribution Agreement, and any and all terms, rights and obligations of the parties thereunder, shall terminate and be of no further force or effect other than as expressly set forth or as otherwise amended herein. Without limiting the foregoing, except as set forth in Section 1(h) below, the parties agree that Guidant shall have no right or obligation whatsoever to distribute the Products in the Territory from and after December 31, 2001.

     (b) TRANSITION PERIOD. Beginning as of the date hereof and continuing until December 31, 2001 (the "Transition Period"), Guidant and MTI shall work together in good faith and use their commercially reasonable efforts to effect the transfer, without interruption in sales and service to the Customers of the Products in the Territory, of the distribution of the Products in the Territory. During the Transition Period, unless otherwise requested by MTI in writing, Guidant shall continue to distribute the Products in the Territory except as otherwise described herein. MTI will use its commercially reasonable efforts to take over all attributes of selling, marketing and distributing it's products in the Territory on a country by country basis. Once MTI is prepared and able to take over the sales, marketing, and distribution of the Products in a country within the Territory (other than the


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United Kingdom), MTI will so indicate to Guidant in writing thirty (30) days prior to such date as MTI will take over such duties with respect to the Products in such country, and Guidant will no longer have any responsibilities for such duties with respect to the Products in such country (an "MTI Assumed Country").

     (c) HD ONYX. MTI may immediately commence to directly offer and sell to customers (i) MTI's high density Onyx(R), which is Onyx containing over twenty percent (20%) , or greater, by volume, of the polymer ("HD Onyx"), and (ii) MTI's bifurcation balloon products yet to be commercially released (the "Bifurcation Balloon Products," and together with HD Onyx, the "Aneurysm Products"), used for the treatment of brain aneurysms in Europe, independent from the terms or provisions of the Distribution Agreement.

     (d) PUBLICITY. MTI and Guidant shall mutually agree upon the language of a press release describing the termination of the Distribution Agreement and the plan of the transition.

     (e) EXPIRATION OF TRANSITION PERIOD. Upon the expiration of the Transition Period, except as provided for in Section 1(h) below, the parties agree that (i) Guidant shall have no further obligation to sell or distribute the Products or service any Customers of the Products in the Territory (including any distribution obligations set forth in Section 1(b) of this Termination Agreement), (ii) each party shall immediately discontinue any and all use and distribution of any trademarks, service marks, trade names or logos of the other party, and (iii) each party shall immediately return to the other all Confidential Information (as defined in the Distribution Agreement), or upon the other party's written consent, destroy such Confidential Information, and certify in writing such destruction to the other party other than to the extent such Confidential Information is necessary to perform under this Termination Agreement, and except for one copy of such Confidential Information which may be kept in the legal files of such party to demonstrate compliance with the obligations of this Termination Agreement and the Distribution Agreement.

     (f) SURVIVAL OF TERMS. Except as otherwise set forth in Section 1(h) and 3(a) below, Sections 1, 4.7, 6.5, 9 through 12, inclusive, 13.5 and 14 of the Distribution Agreement shall survive the termination thereof and, furthermore, are hereby incorporated by reference and shall have full force and effect as if expressly set forth herein (provided, however, as such Sections are amended by this Termination Agreement, and to the extent any such Sections are in conflict with the terms of this Termination Agreement, the terms of this Termination Agreement shall take precedence).

     (g) FIRST COMMERCIAL SALE. The parties acknowledge that, based upon written documentation provided to MTI by Guidant, the First Commercial Sale, as defined in the Distribution Agreement, occurred on August 31, 1999.

     (h) TENDERS; STOCKIST SERVICES. If required by applicable law (including tender laws) within any country within the Territory that Guidant continue to distribute Products to customers under existing contracts, then following the termination of the Transition Period, pursuant to the applicable contract or contracts, Guidant will continue to (i) purchase Products from and remit payment to MTI, (ii) distribute such Products, (iii) provide billing and collection services with respect to such Products, and (iv) provide customer service for such Products (the "Stockist Services"). Following the termination of the Transition Period, Guidant shall perform such Stockist Services for a fee in the amount of ten percent (10%) of Net Sales by Guidant until such time as MTI can, subject to applicable tender laws and contracts, itself perform such Stockist Services. In such


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event, Guidant and MTI should make all commercially reasonable efforts to save business and successfully convert tenders to MTI. MTI shall not pay Guidant any fees described in Section 3 of this Termination Agreement with respect to the Stockist Services. The timing, payment and delivery terms of the purchase, distribution, billing, collection and customer service aspects of the Stockist Services shall be performed in accordance with the provisions of Sections 6, 7 and 8 of the Distribution Agreement, the applicable provisions of which are hereby incorporated herein by reference for the purpose of this Section 1(h) and which shall survive termination of the Distribution Agreement for the purpose of the Stockist Services. Upon the termination of Guidant's obligation to perform the Stockist Services, Guidant may sell to MTI all or any part of its remaining inventory of the Products that were sold to Guidant following the termination of the Transition Period for the purpose of the Stockist Services, and MTI agrees to repurchase all of such Products from Guidant within forty-five (45) days of the termination of Guidant's obligation to perform the Stockist Services. The price for such repurchase shall be the Cost paid by Guidant to MTI pursuant to the terms of the Distribution Agreement, plus applicable freight charges, insurance and other costs of shipping and handling, taxes, duties and the like.

2.   GUIDANT PERSONNEL; NON-SOLICITATION; OWNERSHIP OF PROPERTY.

     (a) GUIDANT PERSONNEL. MTI shall evaluate and consider for hire, all Guidant neuro personnel in the Territory who have been presented to MTI by Guidant in writing as available for hire, together with Guidant's written consent to MTI so hiring. MTI, however, shall have no obligation to hire any such persons.

     (b) NON-SOLICITATION. From the date hereof and ending on the second anniversary of the date hereof, without the prior written consent of Guidant, MTI shall not solicit for employment any employee of Guidant in the Territory, and, without the prior written consent of MTI, Guidant shall not solicit for employment any employee of MTI in the Territory.

     (c) OWNERSHIP OF PROPERTY. As between MTI and Guidant, MTI shall retain possession and full and complete title to all Products and intellectual property related to the Products; except that Guidant shall own Products purchased by Guidant from MTI as inventory which are not repurchased by MTI.

3.   FEES.

     (a) TERMINATION FEE. In consideration of the obligations to be performed by Guidant pursuant to this Termination Agreement, and in full satisfaction of MTI's payment obligations pursuant to the Distribution Agreement, MTI shall pay to Guidant the termination fee described in Section 13.3.2 of the Distribution Agreement, subject to the following (as modified by this Section 3, the "Termination Fee"):

          (i) the twelve (12) month period described in Section 13.3.2 of the Distribution Agreement shall be the twelve (12) months of operations ending December 31, 2001;

          (ii) "Net Sales," shall include MTI sales of Products in the Territory (including the MTI Assumed Countries) during the Transition Period, provided, however, that "Net Sales," shall not include MTI sales of the Aneurysm Products;


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          (iii) within thirty (30) days of the end of each month during the
Transition Period, Guidant shall provide MTI with a report of Guidant's Net Sales by country during such month;

          (iv) within thirty (30) days of the end of the Transition Period, MTI and Guidant shall provide each other with reports of their respective Net Sales (excluding MTI sales of the Aneurysm Products) over the twelve (12) month period ending December 31, 2001, and MTI agrees to provide Guidant with a summary of the two reports; and

          (v) MTI shall pay the Termination Fee to Guidant on or before February 15, 2002.

     (b) ANEURYSM FEE. Beginning as of the date hereof, through December 31, 2001, MTI shall pay Guidant twenty percent (20%) of the net end user selling price for all Aneurysm Products sold in the Territory, (such net end user selling pricing being defined for the purpose of this Section 3(b) as the price paid by end users for such Aneurysm Products, less applicable shipping and administrative costs, which shipping and administrative costs shall not exceed six percent (6%) of the aggregate net end user selling price), (the "Aneurysm Fee"). For the purpose of calculating the Aneurysm Fee, MTI agrees to provide Guidant with a reconciliation of end user Aneurysm Product revenues in the Territory during the applicable period. MTI shall pay the Aneurysm Fee to Guidant within thirty (30) calendar days of the end of the previous sales month. The Aneurysm Fee is in lieu of any other fees that may have been available to Guidant if the Aneurysm Products were deemed to be Products, as such term is defined in the Distribution Agreement.

4.   INVENTORY.

     (a) REPLACEMENT OF CERTAIN PRODUCTS IN INVENTORY. In the event that, during the Transition Period, MTI launches for commercial sale any new Product line that is designated to replace an existing Product line (a "New Generation Product"), MTI agrees that during the Transition Period it will replace, on a unit for unit no charge basis, such existing Products with New Generation Products. For example, if MTI launches the Ultraflow catheter for commercial sale during the Transition Period, MTI will replace, on a unit for unit basis, each FlowRider(R) and FlowRider(R) Plus unit in Guidant's inventory with units of the Ultraflow catheter.

     (b) REPURCHASE OF INVENTORY. Within thirty (30) days of the termination of the Transition Period, Guidant may sell to MTI certain of its remaining inventory of the Products, up to a dollar amount (the "Repurchase Ceiling") equal to the aggregate Cost (paid by Guidant to MTI pursuant to the terms of the Distribution Agreement) of those Products sold to Guidant by MTI during the period beginning on the execution date of this Termination Agreement and ending on December 31, 2001. (New Generation Products provided to Guidant pursuant to
Section 4(a) hereof shall not be included in such calculation, as such New Generation Products are provided at no cost).

          (i) MTI shall first repurchase those Products most recently sold to Guidant by MTI, pursuant to the pricing set forth in Section 4(c), but MTI shall have no obligation to repurchase any Products after the aggregate amount paid to Guidant pursuant to this Section 4(b) equals the Repurchase Ceiling.

          (ii) Notwithstanding any of the foregoing, MTI shall have no obligation to repurchase any Products pursuant to this Section 4(b) that are not "Saleable Inventory" (as


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hereinafter defined), regardless of any amount remaining under the Repurchase
Ceiling, and MTI shall have no liability to Guidant with respect to any amount remaining under the Repurchase Ceiling as a result.

     (c)  REPURCHASE PRICE. The price paid by MTI for the Products described in
Section 4(b) shall be the Cost paid by Guidant to MTI pursuant to the terms of the Distribution Agreement plus applicable freight charges, insurance and other costs of shipping and handling, taxes, duties and the like.

     (d) SALEABLE INVENTORY. "Saleable Inventory" includes those Products that are current products, have a minimum of one-third of their shelf life remaining, continue to be in physically saleable condition, that are not demonstration units, and that were originally purchased by Guidant from MTI after June 30, 2001 (using the inventory reports described in Section 4(e)). The date of purchase of New Generation Products provided to Guidant pursuant to Section 4(a) hereof shall be based upon the date that the Products replaced by the New Generation Products were originally sold to Guidant.

     (e) PHYSICAL COUNT OF PRODUCTS. Within seven (7) days of December 31, 2001, Guidant shall perform a physical count of its inventory of the Products, and shall permit MTI to have present representatives at each such counting of inventory. In the event any counting is actually performed prior to or following December 31, 2001 (within the limitations of the preceding sentence), Guidant shall cooperate with MTI and provide MTI with such documentation as reasonably necessary to establish such inventory as of December 31, 2001. Such counting of inventory shall include all consigned products and Guidant shall permit MTI to have present representatives at any counting of consigned inventory. Within ten
(10) days of each such counting, Guidant shall provide MTI with a listing of such counted inventory, priced at Guidant's cost, organized by location and including product identification numbers, Product quantities and lot numbers.

     (f) REMAINING POST TRANSITION PERIOD INVENTORY. Within thirty (30) days of the termination of the Transition Period, Guidant shall sell to MTI its remaining inventory of the Products that are not repurchased by MTI pursuant to
Section 4(b) hereof, at the Cost paid by Guidant to MTI for such Products pursuant to the terms of the Distribution Agreement plus applicable freight charges, insurance and other costs of shipping and handling, taxes, duties and the like, up to an aggregate repurchase amount under this Section 4(f) of One Hundred Thousand Dollars ($100,000). At the same time, all Products remaining in Guidant's inventory following such repurchase described in this Section 4(f) shall be given to MTI free of charge.

5. REPAYMENT OF NOTES. No later than September 30, 2001, (i) MTI shall pay Guidant $5,000,000 plus all interest accrued and unpaid through the dates of payment in exchange for and in full satisfaction of all outstanding principal and interest under that certain 5% Convertible Subordinated Note dated November 17, 1997 in the principal amount of $5,000,000 (the "1997 Note"), issued under the Convertible Subordinated Note Agreement by and between MTI and Guidant dated November 17, 1997 and, (ii) MTI shall pay Guidant $2,000,000 plus all interest accrued and unpaid through the date of payment in exchange for and in full satisfaction of all outstanding principal and interest under that certain Promissory Note dated May 28, 1998 in the principal amount of $2,000,000 (the "1998 Note" and, together with the 1997 Note, the "Notes"), issued under the Credit Agreement by and between MTI and Guidant dated November 17, 1997.


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6.   MUTUAL RELEASE; WAIVER.

     (a) MUTUAL RELEASE. Except for the obligations of the parties set forth in this Termination Agreement, effective as of December 31, 2001 each of MTI on behalf of itself and its representatives, officers, directors, successors, assigns and agents on the one hand, and Guidant on behalf of itself and its representatives, officers, directors, successors, assigns and agents on the other hand, do hereby fully release and forever discharge the other party and its representatives, officers, directors, successors, assigns and agents of and from any and all manner of actions, suits, liens, debts, damages, claims, obligations, liabilities and demands of every nature, kind and description whatsoever, whether known or unknown and whether suspected or unsuspected, either at law, in equity or otherwise, which such party has, has had or may have or may claim to have, against the other party, its representatives, officers, directors, successors, assigns or agents, arising prior to the date hereof and related to or arising out of the Distribution Agreement (including any fees arising therefrom, except as provided for in this Termination Agreement). The parties intend that the foregoing shall be a general mutual release and shall extend to all claims related to or arising out of the Distribution Agreement (including any fees arising therefrom, except as provided for in this Termination Agreement) which the other party does not know of or suspect to exist in its favor. In connection therewith, each party waives the benefits afforded by any statute or regulation in connection therewith.

     (b) WAIVER. Each party hereto, on behalf of itself and its Related Parties, hereby irrevocably and forever waives all rights it may have under California Civil Code Section 1542, with respect to the foregoing release and waiver in this Section 6. Each party understands that Section 1542 provides that:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Each party acknowledges that is has been fully informed by its counsel concerning the effect and import of this Termination Agreement under California Civil Section 1542 and the other requirements of law.

7.   GENERAL.

     (a) Each of the parties represents and warrants to the other party that it has not assigned or transferred to any person, corporation or other entity, any claim, liability or cause of action based on or arising out of, or in connection with any matter, claim or cause of action which is being released pursuant to the provisions of this Termination Agreement.

     (b) This Termination Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns.

     (c) This Termination Agreement shall be governed and construed by the laws of the State of California, without reference to choice of law principles, as to all matters.


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     (d)  This Termination Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supercedes all other agreements or understanding with respect to the subject matter hereof.

     (e) The terms of this Termination Agreement, together with the Distribution Agreement as amended herein and to the extent incorporated by reference herein, may be amended, modified or eliminated only upon the mutual written agreement of the parties hereto. The waiver by either party hereto of any breach of any of the terms or provisions of this Termination Agreement shall not be construed as a waiver of any subsequent breach.

     (f) Each of the parties to this Termination Agreement represents and warrants that the persons executing this Termination Agreement are authorized and empowered to enter and to execute this Termination Agreement for and on behalf of such party.

     (g) This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed an original all of which together shall be deemed one in the same agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the date herein first above written.


                                                  MICRO THERAPEUTICS, INC.

                                                  By:  /s/ John Rush
                                                       -------------------------
                                                  Its: President and Chief
                                                       Executive Officer


                                                  GUIDANT CORPORATION

                                                  By:  /s/ Mary J. Bellack
                                                       -------------------------
                                                  Its: Vice President & General
                                                       Manager, Neurovascular


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